Nexity Bank

300 ParkBrooke Place, Suite 370
Woodstock, GA  30189




Robert G. Peck                                                 November 10, 2004
President & Chief Executive Officer
Gateway Bancshares, Inc.
5102 Alabama Highway
Ringgold, GA  30736

Dear Bob:

Nexity Bank (Bank) agrees to extend, subject to specific terms and conditions, the financing commitment outlined below to Gateway Bancshares, Inc., Ringgold, Georgia (Borrower). Our terms and conditions for the commitment are listed in summary below. These are not necessarily intended to represent all the conditions and requirements of our commitment that would be included in the subsequent loan documentation.


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AMOUNT:           Up to $2,300,000

PURPOSE:          To repurchase Gateway Bancshares, Inc. stock.

REPAYMENT TERMS:  Two years interest only quarterly; followed by quarterly interest payments and equal annual principal payments based on a ten-year amortization.

MATURITY DATE:    12 years from date of closing

SECURITY:         Borrower will pledge 100% of the stock of Gateway Bank & Trust,
                  Ringgold, Georgia.

RATE:             The interest will be "Prime" minus 100 basis points, as designated in the
                  Money Rates Section of the Wall Street Journal.  If more than one rate is indicated in the Wall Street Journal, the highest rate will be used.  This rate will be adjusted the same day as the day of change in the Wall Street Journal
                  Prime rate as noted above.  Interest shall be computed on the basis of a 360-
                  day year.

DOCUMENTATION:    Loan documents will include a Promissory Note, Loan Agreement, appropriate Collateral Assignments, appropriate Corporate Resolutions and such other documents as counsel for the Bank may require and in a form and substance satisfactory to the Bank.

LOAN AGREEMENT:   The loan agreement shall include such terms and conditions as Bank and
                  Borrower's counsel deem reasonably appropriate.

                  Covenants requiring the following will be incorporated in the Loan
                  Agreement:

                  1)   Borrower shall not permit its weighted average return on assets to be less than 1.00%.


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                  2)   Book value of the pledged stock shall be in excess of $14,250,000 at all times.

                  3)   Capital Ratios for the Borrower and subsidiary bank shall be maintained at levels that meet the minimum capital requirements of a well-capitalized bank imposed by any of their federal or state regulators.

                  4)   The Borrower shall not permit the allowance for loan and lease losses of any of the bank subsidiaries to be less than 1.00% of its gross loans for each fiscal quarter.

                  5)   The Borrower's bank subsidiaries shall maintain asset quality ratios as follows:  a) Net charge-offs will be less than .50% of average loans annually.  b) Adjusted non-performing assets shall be less than 1.00%
                       of total assets and non-performing loans shall not exceed 2.00% of gross loans annually.  Non-performing loans are those loans on non-
                       accrual plus all other loans 90 days or more past due, less the government guaranteed portion of those loans.

                  6)   No dividend shall be paid by Borrower if the loan is in default or if the dividend would create a default without prior Bank approval.

                  7)   No additional debt without prior Bank approval.  This covenant shall not apply to deposits, repurchase agreements, overdrafts, and other banking transactions entered into by a bank subsidiary in the ordinary course of its business, including without limitation borrowings of federal funds and FHLB advances.

                  8)   Borrower to promptly furnish Bank with copies of its annual Reports and Regulatory Quarterly Reports on itself and each subsidiary as required by Bank.

                  9)   Borrower shall pay all costs and expenses in connection with this commitment, if any.
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This commitment will remain open for one hundred twenty (120) days, at which time it will be null and void if the loan is not closed.

Best regards,

/s/ Jack Gardner

Jack Gardner
Senior Vice President
Nexity Bank


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